Ex 10.1

US 3951459v.7

PROMISSORY NOTE

$8,000,000    Oklahoma City, Oklahoma
    December 15, 2015
FOR VALUE RECEIVED, the undersigned, ERICK’S HOLDINGS, LLC, a Delaware limited liability company (“Maker”), unconditionally promises to pay to the order of MIDCENTRAL ENERGY PARTNERS L.P., a Delaware limited partnership (“Payee”), at 914 N. Broadway Avenue, Suite 230, Oklahoma City, Oklahoma 73101, or at such other place as may be designated in writing by the holder of this Promissory Note (this “Note”), the principal sum of Eight Million Dollars ($8,000,000), together with interest thereon at the rate herein specified. The outstanding balance of this Note at any time shall be the original principal amount of Eight Million Dollars ($8,000,000), plus accrued and unpaid interest thereon, less the amount of payments or prepayments of principal made on this Note by Maker in accordance with the terms hereof.
The unpaid principal amount outstanding from time to time under this Note shall bear interest from the effective date hereof at 5.00% per annum. Interest for each full calendar month during the term of this Note shall be computed on the basis of a 360-day year consisting of 12 months of 30 days each and interest for a partial calendar month shall be computed on the basis of a 365-day year and the actual number of days elapsed (including the first day and excluding the last day).
Notwithstanding any other provision of this Note, this Note is made pursuant to the Interest Purchase Agreement between Maker and Payee, among other persons, dated of even date herewith (the “Purchase Agreement”). Subject and pursuant to the rights of Maker under Section 8.8 of the Purchase Agreement to set-off and apply amounts against any and all of Maker's obligations, now or hereafter existing, under this Note, (i) on December 15, 2016, Maker shall pay to Payee the accrued and unpaid interest on this Note from the date of this Note through December 15, 2016 and (ii) commencing on June 30, 2017, and on each December 31 and June 30 thereafter (each, a “Payment Date”), Maker shall pay to Payee biannual principal payments of Five Hundred Thousand and 00/100 Dollars ($500,000.00) plus accrued and unpaid interest thereon. On December 31, 2020 (the “Maturity Date”), Maker shall pay in full all of the outstanding principal and accrued and unpaid interest under this Note. To the extent any payment due date falls on a Saturday, Sunday or a day upon which the banks in Oklahoma City, Oklahoma are otherwise closed, Maker shall make such payment on the next business day upon which the banks in such location are open. Maker reserves the right to prepay all or any portion of this Note at any time without premium or penalty. All payments hereunder shall be applied first to charges of collection incurred by Payee or any other holder hereof, next to the interest accrued and unpaid and finally to the reduction of principal.
Payee, at its option, may declare the outstanding balance of this Note and all other indebtedness and obligations of Maker owing to Payee to be immediately due and payable if any of the following events of default shall occur and with respect to the events described in clause (i) shall fail to be cured within 5 days after written notice to Maker of such default, which shall constitute a “Default”: (i) failure to timely pay any amount when due hereunder; (ii) Maker, Erick (as defined in the Purchase Agreement) or Rod’s (as defined in the Purchase Agreement) makes a general assignment of all or substantially all of their respective assets for the benefit of creditors; (iii) Maker, Erick or Rod’s fails to observe or perform or comply with any covenant, condition, term, provision or agreement contained in this Note or the Purchase Agreement; (iv) Erick or Rod’s fails to observe or perform or comply with any covenant, condition, term, provision or agreement contained in that certain Transition Services Agreement between Erick, Rod’s and Payee, among other persons, dated of even date herewith, and such failure is not cured within thirty (30) days of written notice by Payee to any of Maker, Erick or Rod’s; (v) this Note or any document or agreement delivered in connection herewith ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms against Maker or any other person or entity party thereto; (vi) Maker, Erick or Rod’s shall authorize or file a voluntary petition in bankruptcy or apply for or consent to the application of any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction and said proceeding is not dismissed within thirty (30) days of filing; (vii) a Change of Control (as defined below) of any of Maker, Erick or Rod’s; (viii) Maker pledges or otherwise encumbers any equity interest in either Erick or Rod's (other than under the Bank 7 Indebtedness (as defined in the Purchase Agreement)); or (ix) there occurs an Event of Default (as defined in the Bank 7 Indebtedness) under the Bank 7 Indebtedness and, unless such Event of Default results from nonpayment, such Event of Default is not cured within 20 days of written notice by Bank 7 to any of Maker, Erick or Rod's. As used herein, Change of Control shall mean any (i) sale or transfer of ownership interests which have a majority voting interest in, or otherwise have the power and authority, either directly or indirectly, to control, manage or direct the affairs of, a company, (ii) merger or consolidation with or into any other entity, or any other reorganization in which the holders of the outstanding ownership interests of a company immediately prior to such transaction do not, immediately after such transaction, retain a majority of the voting power of, or otherwise have the power and authority, either directly or indirectly, to control, manage or direct the affairs of, the surviving entity, (iii) a sale of all or substantially all of the assets of Maker, or (iv) a sale of all or substantially all of the assets of Erick and Rod's. If this Note is placed in the hands of an attorney for collection or to defend or enforce any of the holder’s rights hereunder, Maker will pay to the holder hereof its reasonable attorneys’ fees, together with all court costs and other expenses paid by such holder. While any Default exists with respect to amounts due hereunder, all outstanding amounts of principal and accrued unpaid interest shall bear interest at the rate equal to the lesser of (a) 5.00% per annum in excess of the interest rate otherwise provided hereunder and (b) the maximum rate of nonusurious interest (herein referred to as the “Maximum Legal Rate of Interest”), if any, that Payee may from time to time charge Maker and in regard to which Maker would be prevented successfully from raising the claim or defense of usury under applicable law (said law permitting and/or establishing such Maximum Legal Rate of Interest being hereinafter referred to as the “Interest Law”), accrued from the occurrence of such Default to the date such Default is cured to the satisfaction of the holder hereof. All past due sums will be paid at the time of and as a condition precedent to curing any Default hereunder.
During the term of this Note, if (i) Maker or any of its affiliates, including, directly or indirectly any of their respective subsidiaries and including Erick and Rod’s, or parent companies (Maker and all such entities, the “Maker Parties”) obtains an equity investment, or (ii) any of the Maker Parties issues, sells, transfers, pledges (other than pledges by Maker to Bank 7 of equity interests in Erick or Rod’s under the Bank 7 Indebtedness), encumbers or otherwise permits to become outstanding, or authorizes the creation of, any equity securities or any securities convertible, exchangeable or exercisable into, directly or indirectly, any equity securities, in any of the Maker Parties, in connection with financing by any unaffiliated third party (excluding, for this purpose, J. Mark Snodgrass, Brian N. Austin, and any family member or entity wholly owned by either or both of them) (in the case of either clause (i) or (ii), each such case an “Equity Investment”), then, to the extent the proceeds of any and all such Equity Investments, cumulative and in the aggregate, whether related or unrelated, less reasonable costs and expenses actually paid by the applicable Maker Parties to obtain such Equity Investments, exceeds Two Million Dollars ($2,000,000) (such aggregate amount, the “Equity Cap”), then an amount equal to the amount by which such proceeds exceed the Equity Cap (up to the amount of outstanding principal and accrued and unpaid interest under this Note) shall become immediately due and payable to Payee or the holder of this Note and the proceeds that exceed the Equity Cap shall be applied against the outstanding principal and accrued and unpaid interest under this Note.
During the term of this Note, Maker shall not permit the Bank 7 Indebtedness to exceed Twelve Million Dollars ($12,000,000). Further, on each Payment Date, Maker will provide to Payee a certificate from a responsible officer of Maker certifying that there exists no default in connection with the Bank 7 Indebtedness.
The conditions of this Note that may be waived may be waived only by written instrument duly executed by the party for which the condition(s) is intended to benefit. No waiver of any payment or other right under this Note or any related agreement shall operate as a waiver of any other payment or right. The failure of Payee or any subsequent holder hereof to exercise any of the remedies or options set forth in this Note, upon the occurrence of one or more events of default, shall not constitute a waiver of the right to exercise the same or any other remedy at any subsequent time in respect to the same or any other event of default.  The acceptance of the Payee hereof of any payment which is less than the total of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing remedies or options at that time or any subsequent time, or nullify any prior exercise of any such remedy or option, without the express written consent of the Payee hereof, except as and to the extent otherwise provided by law. This Note shall inure to the benefit of the successors and assigns of Payee or other holder and shall be binding upon the successors and assigns of Maker. This Note and the rights and obligations hereunder may not be assigned by Maker without the prior written consent of Payee.
This Note may not be amended or modified except by a written instrument duly executed by Maker and Payee.
Maker and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of nonpayment.  Said parties consent to any extension of time (whether one or more) of payment hereof, any renewal (whether one or more) hereof, and any release of any party liable for payment of this obligation.  Any such extension, renewal or release may be made without notice to such party and without discharging said party’s liability hereunder.
Maker and Payee intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Note are found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Maker and Payee under the remainder of this Note shall continue in full force and effect.
All notices, requests and demands required under this Note will be sent by facsimile, served personally or by registered or certified mail to the respective addresses of Maker and Payee set forth in the Purchase Agreement or at such other address as given to the other party in writing; if sent by facsimile or served personally, such notices, requests and demands shall be deemed given when actually delivered to the other party and if sent by registered or certified mail, they shall be deemed given three business days after the date on which they are deposited in the United States mail.
It is the intention of Maker and Payee to conform strictly to the Interest Law applicable to this loan transaction. Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, the aggregate of all interest and any other charges or consideration constituting interest under applicable Interest Law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this loan transaction shall under no circumstances exceed the Maximum Legal Rate of Interest allowed by the Interest Law applicable to this loan transaction. If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, in this Note, then in such event: (a) neither Maker nor any of Maker’s successors or assigns or any other party liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the Interest Law applicable to this loan transaction, (b) any excess shall be deemed a mistake and canceled automatically and, if therefore paid, shall be credited on this Note by the holder hereof (or if this Note shall have been paid in full, refunded to Maker), and (c) the effective rate of interest shall be automatically subject to reduction to the Maximum Legal Rate of Interest allowed under such Interest Law as now or hereafter construed by courts of appropriate jurisdiction.
This Note is made, executed and delivered in Oklahoma City, Oklahoma, and is to be construed according to the laws of the State of Oklahoma.

IN WITNESS WHEREOF, the undersigned has executed this instrument to be effective for all purposes as of the date first above written.

“Maker”	ERICK’S HOLDINGS, LLC

	By:	/s/ J. Mark Snodgrass
	Name:	J. Mark Snodgrass
	Title:	Manager

[Signature Page to Promissory Note]

ACCEPTED AND AGREED

“Payee”

MIDCENTRAL ENERGY PARTNERS L.P.

By: MidCentral Energy GP, LLC, its general partner

By: /s/ Dikran Tourian
Name: Dikran Tourian

Title:	President

[Signature Page to Promissory Note]